AS FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION ON December 27, 1996                      REGISTRATION NO. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            CITIZENS BANCSHARES, INC.
             (Exact name of Registrant as specified in its charter)

   OHIO                                                    34-1372535
(State or other                                         (I.R.S. Employer
jurisdiction of                                          Identification No.)
incorporation or
organization)

                               10 EAST MAIN STREET
                             SALINEVILLE, OHIO 43945
                                 (330) 679-2328
                    (Address of principal executive offices)

                            CITIZENS BANCSHARES, INC.
          NON-STATUTORY STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN
                              (Full Title of Plan)

                                 MARTY E. ADAMS
                               10 EAST MAIN STREET
                             SALINEVILLE, OHIO 43945
                                 (330) 679-2328
                       (Name, address, including zip code
                          & telephone number, including
                         area code of agent for service)

                                 With a copy to:
                            M. Patricia Oliver, Esq.
                        Squire, Sanders & Dempsey L.L.P.
                                 4900 Key Tower
                                127 Public Square
                           Cleveland, Ohio 44114-1304

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                                                   CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
                                                     Proposed                          Proposed
Title Of                                             Maximum                           Maximum                        Amount Of
Securities To              Amount To Be              Offering                          Aggregate                      Registration
Be Registered (1)          Registered                Price Per Share (2)               Offering Price (2)             Fee (2)

------------------------------------------------------------------------------------------------------------------------------------

Common Shares              750,000                   $ 32.50                           $ 24,375,000                   $ 7,386.36

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


(1) Includes the exercise of options under the Citizens Bancshares, Inc. Non-Statutory Stock Option and Stock Appreciation Rights Plan and the resale of such shares by non-affiliated persons to the public.

(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h), based on the average of the high and low sale prices of Citizens Bancshares, Inc.'s Common Shares on the NASDAQ National Market System on December 23, 1996.

================================================================================

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

                            ITEM 1. PLAN INFORMATION

          The documents containing the information specified in this Item 1 will be given to participants in the Citizens Bancshares, Inc. Non-Statutory Stock Option and Stock Appreciation Rights Plan (the "Option and SAR Plan" or the "Plan") as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus pursuant to Rule 424.


                ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN
                               ANNUAL INFORMATION

          The documents containing the information specified in this Item 2 will be given to participants in the Option and SAR Plan as specified in Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus pursuant to Rule 424.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                 ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference and made a part hereof:

          1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

          2. The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996.

          3. All other documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (1) above.

          4. The section entitled "Description of Registrant's Securities to be Registered" contained in the Registrant's Registration Statement on Form

               8-A filed pursuant to Section 12(g) of the Exchange Act on January 4, 1990 and incorporating by reference the information in the Registrant's Registration Statement on Form S-4 (No. 333-9589).

          All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.


                        ITEM 4. DESCRIPTION OF SECURITIES

          Not applicable.


                 ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

          A legal opinion has been rendered by Squire, Sanders & Dempsey L.L.P. to the effect that when issued in accordance with the Option and SAR Plan, Registrant's common shares will be duly issued and outstanding and fully paid and non-assessable.


                ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

                  (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

                  (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

                  (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

                  (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in divisions (E)(1) and (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

                  (4) Any indemnification under divisions (E)(1) and (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in divisions (E)(1) and
          (2) of this section. Such determination shall be made as follows:

                  (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

                  (b) If the quorum described in division (E)(4)(a) of this
          section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

                  (c) By the shareholders; or

                  (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

                  Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division
          (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

                  (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in divisions (E)(1) and (2) of this section, the articles or the regulations of a corporation state by specific reference to this division that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in divisions (E)(1) and
          (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

                  (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                  (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

                  (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in divisions
          (E)(1) and (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

                  (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                  (7) A corporation may purchase and maintain insurance or furnish similar protection, including but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

                  (8) The authority of a corporation to indemnify persons pursuant to divisions (E)(1) and (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and
          (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or
          (7).

                  (9) As used in this division, references to "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

          Section 33 of the Regulations of Registrant states as follows:

          Section 33. INDEMNIFICATION. The Corporation shall indemnify any director or officer and any former director or officer of the Corporation and any such director or officer who is or has served at the request of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorney's fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by applicable law. The indemnification provided for herein shall not be deemed to restrict the power of the Corporation (i) to indemnify employees, agents and others to the extent not prohibited by law, (ii) to purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer or employee of the Corporation, or any person who is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, and (iii) to enter into agreements with persons of the class identified in clause (ii) above indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against or incurred by them in such capacities.

          In addition, Registrant has entered into indemnification agreements with each of its directors and executive officers which expand the indemnitees' rights in the event that Ohio law and Registrant's Regulations are further changed. Pursuant to the agreements, indemnitees receive the highest available of the following: (i) the benefits provided by Registrant's Regulations as of the date of the agreement; (ii) the benefits provided by Registrant's Regulations in effect at the time that indemnification expenses are incurred;
(iii) the benefits allowable under Ohio law which is in effect on the date of the agreement; (iv) the benefits allowable under the law of the jurisdiction under which Registrant exists at the time indemnifiable expenses are incurred;
(v) the benefits available under liability insurance obtained by Registrant;
(vi) the benefits which would have been available to the indemnitee under a Registrant insurance policy which was in effect prior to and expired on May 8, 1986; or (vii) such other benefits as are or may be otherwise available to the indemnitee. The indemnification rights available under the agreements are subject to certain exclusions, including a provision that no indemnification shall be made if a court determines by clear and convincing evidence that the indemnitee has acted or failed to act with deliberate intent to cause injury to, or with reckless disregard for the best interests of, Registrant.

                   ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.


                                ITEM 8. EXHIBITS

          The following is a complete list of exhibits filed as a part of or incorporated by reference in this Registration Statement:


           Exhibit No.             Description of Exhibit
           -----------             ----------------------

               4.1                 Citizens Bancshares, Inc.
                                   Non-Statutory Stock Option and Stock
                                   Appreciation Rights Plan

               4.2                 Form of Citizens Bancshares, Inc.
                                   Non-Statutory Stock Option and Stock
                                   Appreciation Rights Agreement

               5                   Opinion of Squire, Sanders & Dempsey L.L.P.
                                   regarding legality

               23                  Consent of Crowe, Chizek and Company L.L.P


                              ITEM 9. UNDERTAKINGS

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:
               (a) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the

                  "Calculation of Registration Fee" table in the effective Registration Statement; (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (1)(a) and (1)(b) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salineville, Ohio, on December 16, 1996.

                                  CITIZENS BANCSHARES, INC.



                                  By: /s/ Marty E. Adams,
                                     -------------------------------------------
                                      Marty E. Adams,
                                      President and Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Marty E. Adams                                       December 16, 1996
----------------------------------------                 -----------------------
Marty E. Adams, President,                               Date
Chief Executive Officer and
Director


/s/ William L. White, III                                December 16, 1996
----------------------------------------                 -----------------------
William L. White, III                                    Date
Chief Financial Officer and
Principal Accounting Officer


/s/ Fred H. Johnson                                      December 16, 1996
----------------------------------------                 -----------------------
Fred H. Johnson, Director                                Date


/s/ Fred H. Johnson, III                                 December 16, 1996
----------------------------------------                 -----------------------
Fred H. Johnson, III, Director                           Date

/s/ Keith D. Burgett                                     December 17, 1996
----------------------------------------                 -----------------------
Keith D. Burgett, Director                               Date


/s/ Willard L. Davis                                     December 17, 1996
----------------------------------------                 -----------------------
Willard L. Davis, Director                               Date


/s/ James C. McBane                                      December 17, 1996
----------------------------------------                 -----------------------
James C. McBane, Director                                Date


/s/ Kenneth E. McConnell                                 December 17, 1996
----------------------------------------                 -----------------------
Kenneth E. McConnell, Director                           Date


/s/ Glenn F. Thorne                                      December 17, 1996
----------------------------------------                 -----------------------
Glenn F. Thorne, Director                                Date


/s/ Gerard P. Mastroianni                                December 17, 1996
----------------------------------------                 -----------------------
Gerard P. Mastroianni, Director                          Date

                                  EXHIBIT INDEX



Exhibit No.        Description of Exhibit
-----------        ----------------------

4.1                Citizens Bancshares, Inc. Non-Statutory Stock Option and Stock Appreciation
                   Rights Plan

4.2                Form of Citizens Bancshares, Inc. Non-Statutory Stock Option and Stock
                   Appreciation Rights Agreement

5                  Opinion of Squire, Sanders & Dempsey L.L.P. regarding legality

23                 Consent of Crowe, Chizek and Company L.L.P.



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